EXHIBIT 3.2

FORM OF

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF

PENN VIRGINIA RESOURCE GP, LLC

A Delaware Limited Liability Company

Dated as of

March __, 2010

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	IDR Percentage Interest
Exhibit B	Acknowledgement Agreement
Exhibit C	Officers

ii

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PENN VIRGINIA RESOURCE GP, LLC

THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Penn Virginia Resource GP, LLC, a Delaware limited liability company (the “Company”), dated as of March __, 2010 and effective immediately prior to the closing of the secondary public offering of common units in PVG (as defined below) on March __, 2010 (the “Effective Date”), is among Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “MLP”), as the Class A Member (as defined below), Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), as the Class B Member (as defined below) and the Economic Member (as defined below), and Peabody Energy Corporation, a Delaware corporation and the special member of the Company (“Peabody” or the “Special Member”).

RECITALS:

WHEREAS, Penn Virginia Holding Corp, a Delaware corporation (“Holding”), caused the Company, originally named “Penn Virginia GP, LLC”, to be formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on July 9, 2001 (the “Original Filing Date”) and a Certificate of Formation (the “Delaware Certificate”) was filed with the Secretary of State of the State of Delaware on such date;

WHEREAS, Holding entered into a Limited Liability Company Agreement relating to the Company on July 9, 2001;

WHEREAS, Holding entered into a First Amended and Restated Limited Liability Company Agreement relating to the Company on July 17, 2001 to, among other things, provide for a board of directors and officers of the Company;

WHEREAS, Holding caused the name of the Company to be changed to “Penn Virginia Resource GP, LLC” on September 6, 2001 by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on such date;

WHEREAS, Holding contributed all of the Membership Interests (as defined below) in the Company to Penn Virginia Resource Holdings Corp., a Delaware corporation (“Resource Holdings”), and Resource Holdings in turn contributed all of the Membership Interests in the Company to Penn Virginia Resource GP Corp., a Delaware corporation (“PVR GP Corp”), on September 14, 2001;

WHEREAS, PVR GP Corp entered into a Second Amended and Restated Limited Liability Company Agreement relating to the Company on September 14, 2001 to, among other things, appoint two additional directors and to reflect the contribution made on September 14, 2001;

WHEREAS, the MLP and the Special Member are parties to a Purchase and Sale Agreement, dated as of December 19, 2002 (the “Purchase Agreement”), which provides for the purchase by the MLP and sale by the Special Member or its affiliates of certain coal reserves and related assets in West Virginia and New Mexico and which contemplates possible future sales of additional coal reserves to the MLP in consideration for increases in the Special Member’s Percentage Interest (as defined below);

WHEREAS, PVR GP Corp entered into a Third Amended and Restated Limited Liability Company Agreement relating to the Company on December 19, 2002 in connection with the Purchase Agreement to, among other things, designate Peabody as the Special Member;

WHEREAS, PVG purchased all of PVR GP Corp’s Membership Interest and entered into the Fourth Amended and Restated Limited Liability Company Agreement relating to the Company on December 8, 2006 (the “Fourth A&R LLC Agreement”) to, among other things, admit PVG to the Company as the sole managing member of the Company;

WHEREAS, PVG desires to amend and restate the Fourth A&R LLC Agreement to, among other things, reflect the conversion of its Membership Interests into the Class A Interests, the Class B Interests and the Economic Interest to PVG, and to reflect the assignment of the Class A Interest from PVG to the MLP;

WHEREAS, pursuant to Section 9.04 of the Fourth A&R LLC Agreement, the Managing Member (as defined in the Fourth A&R LLC Agreement) may amend or restate the Fourth A&R LLC Agreement without the consent of any other parties if such amendment or restatement does not affect certain rights of other parties and the amendments adopted by this Agreement do not affect such rights.

NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01        Definitions.

(a)           As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Acceptance Notice” has the meaning given such term in the Purchase Agreement.

“Act” has the meaning given such term in the Recitals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” of any property contributed to the Company means the fair market value of such property or other consideration at the time of contribution as determined by the Board using such reasonable method of valuation as it may adopt.

“Agreement” has the meaning given such term in the introductory paragraph above the Recitals.

“Applicable Law” means (a) any United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or Commission-recognized trading market on which securities issued by the MLP are listed or quoted.

“Audit Committee” has the meaning given such term in Section 4.10(b).

“Board” means the Board of Directors of the Company elected or approved in accordance with Article IV.

“Business Day” means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.06.

“Carrying Value” means (a) with respect to property contributed to the Company, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such contributed property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 3.06(d)(i) and 3.06(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Director liable for actual fraud, gross negligence or willful or wanton misconduct in his or her capacity as a Director.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.

“Change of Control” shall occur with respect to the Special Member for purposes of Section 3.04(h) if: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than one or more Affiliates of the Special Member immediately prior to such transaction, becomes the “beneficial owner(s)” (as defined in Rule 13d-3 of the Exchange Act) of equity securities of the Special Member that entitle the holder thereof to control more than fifty percent (50%) of the total voting power of the Special Member; (b) the equity securityholders of the Special Member approve a merger, reorganization, consolidation, exchange of equity interests, recapitalization, restructuring or other business combination which results in beneficial ownership of more than fifty percent (50%) of the total voting power of the Special Member being transferred to a Person or Persons, other than one or more Affiliates of the Special Member immediately prior to such transaction, unless the equity securityholders of the Special Member immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction, entitled to vote generally on the election of such resulting or acquiring Person’s directors, in substantially the same proportion as their ownership of the equity securities immediately before such transaction; (c) there occurs a sale of all or substantially all of the assets of the Special Member to a Person, other than one or more Affiliates of the Special Member; or (d) Continuing Directors (as defined below) cease to comprise a majority of the directors on the board of directors or other similar governing body of the Special Member.  For purposes of this definition, “Continuing Directors” shall mean (x) all individuals constituting the board of directors or other similar governing body of the Special Member at the time such Person became the Special Member and (y) all individuals thereafter designated as nominees for election to the board of directors or other similar governing body of such Person by a majority of the Continuing Directors who were members of such board of directors or other similar governing body at the time of such nomination or election.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

 “Class A Director” has the meaning given such term in Section 4.02(b).

“Class A Interest” means the non-economic, management interest of the Class A Member in the Company, including any and all rights and benefits to which the Class A Member is entitled as provided in this Agreement; provided, however, that the Class A Interest shall not entitle the holder thereof to any economic rights in the Company, including rights to profits or any rights to receive any distributions from the Company.

“Class A Member” means the MLP, as the initial Class A Member, and includes its permitted successors and assigns of the Class A Interest that are admitted as members of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company owning the Class A Interest.

“Class B Common Units” means the Class B Common Units issued pursuant to the Purchase Agreement.

“Class B Director” has the meaning given such term in Section 4.02(c).

“Class B Interest” means the non-economic, management interest of the Class B Member in the Company, including any and all rights and benefits to which the Class B Member is entitled as provided in this Agreement; provided, however, that the Class B Interest shall not entitle the holder thereof to any economic rights in the Company, including rights to profits or any rights to receive any distributions from the Company.

“Class B Member” means PVG, as the initial Class B Member, and includes its permitted successors and assigns of the Class B Interest that are admitted as members of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company owning the Class B Interest.

 “Coal Assets” means Qualifying Assets and assets not constituting Qualifying Assets, in each case comprised of coal properties, interests or other related assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Unit” has the meaning ascribed thereto in the Partnership Agreement.

“Company” has the meaning given such term in the introductory paragraph above the Recitals.

“Compensation Committee” has the meaning given such term in Section 4.10(d).

“Conflicts Committee” has the meaning given such term in Section 4.10(c).

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated September 14, 2001, among Penn Virginia Operating Co., LLC, the MLP, the Company, PVG and certain other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 5, 2008, among PVR Finco LLC, a syndicate of financial institutions led by PNC Bank, National Association, and certain other parties, as amended by the First Amendment thereto, dated as of March 27, 2009.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” has the meaning given such term in the Recitals.

“Director” or “Directors” means a director or the directors, respectively, serving on the Board in accordance with Article IV.

“Economic Interest” means the non-voting, limited liability company interest in the Company of the Economic Member, including any and all rights (including the exclusive right to the profits and losses of the Company, except to the extent such rights are provided to the Special Member) and benefits to which the Economic Member is entitled as provided in this Agreement; provided, however, that the Economic Interest shall not entitle the holder thereof to any voting rights whatsoever, whether under the Act, at law or otherwise with respect to any matter including the Company, except as specifically provided in this Agreement or required by law.

“Economic Member” means PVG, as the initial Economic Member, and includes its permitted successors and assigns of the Economic Interest that are admitted as members of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company owning the Economic Interest.

“Effective Date” has the meaning given such term in the introductory paragraph above the Recitals.

“Eligible Investment Bank” shall mean any of Lehman Brothers Inc., UBS Warburg, LLC, Morgan Stanley & Co. Incorporated, Merrill, Lynch, Pierce, Fenner & Smith, Incorporated, Salomon Smith Barney Inc., Goldman Sachs & Co., J.P. Morgan Securities, Inc., A.G. Edwards & Sons, Inc. and RBC Capital Markets and their respective successors and assigns.

“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the price agreed upon between the Company and the Special Member prior to the expiration of the ten-Day period after delivery of the Redemption Notice; provided, however, that if the Company and the Special Member are unable to agree within such ten-Day period or if the Company or Special Member desires not to negotiate with the other, then the Company and the Special Member each shall immediately select an Eligible Investment Bank of its choice no later than ten (10) days after such ten-Day period.  The two Eligible Investment Banks appointed by the Company and the Special Member shall appoint a third Eligible Investment Bank not later than five (5) days after such two Eligible Investment Banks have been so appointed.  Within twenty (20) days from the appointment of the third Eligible Investment Bank, each Eligible Investment Bank appointed as aforesaid shall provide the Company with a written valuation, with appropriate documentation, setting forth its valuation of the Fair Market Value in U.S. dollars.  The “Fair Market Value” shall be the average of the two highest valuations.  The determination of the “Fair Market Value” shall be binding on the Company and the Special Member, and shall not be appealable.  “Fair Market Value” shall mean the price that a willing buyer would pay to a willing seller after due inquiry and taking into consideration the Special Member’s entitlement to a portion of income attributable to the Incentive Distribution Rights as determined as soon as practicable but in no event longer than 30 days by the Investment Bank after review of the materials it deems appropriate.  The Company and the Special Member shall be responsible for the costs and expenses of its Eligible Investment Bank appointee, and the cost of the third Eligible Investment Bank shall be shared equally by the Company and the Special Member.

“Fourth A&R LLC Agreement” has the meaning given such term in the recitals.

“GAAP” means generally accepted accounting principles.

“General Partner Interest” has the meaning given such term in the Partnership Agreement.

“Governmental Authority” or “Governmental” means any Federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or any Member.

“IDR Proceeds” means, for any period, any cash and other property distributed to the Company from the MLP in respect of the Company’s ownership of the Incentive Distribution Rights.

“IDR Percentage Interest” means, as of any date of determination, (i) in the case of the Special Member, the Special Member’s Percentage Interest and (ii) in the case of the Economic Member, 100 reduced by the Special Member’s Percentage Interest.

“Incentive Distribution Rights” has the meaning given such term in the Partnership Agreement.

“Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent Director” has the meaning given such term in Section 4.10(b).

“Leases” has the meaning given such term in the Purchase Agreement.

“Limited Partner” has the meaning given such term in the Partnership Agreement.

“Managing Member” means Penn Virginia GP Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Member” or “Members” means the Class A Member, the Class B Member,  the Economic Member and the Special Member.

“Membership Interest” means, with respect to a Member, such Member’s rights, powers and interests in the Company in such Member’s capacity as a Member, all as provided in the Delaware Certificate, this Agreement and the Act, including, without limitation, such Member’s interest in the capital, income, gain, deductions, losses and credits of the Company, if any.

“MLP” has the meaning given such term in the Recitals.

“MLP Proceeds” means, for any period, any cash and other property distributed to the Company from the MLP in respect of the Company’s ownership of Partnership Interests (as defined in the Partnership Agreement); provided, however, that MLP Proceeds shall not include IDR Proceeds.

“Net Agreed Value” means, (a) in the case of any contributed property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to the Economic Member or the Special Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.06(d)(i)) at the time such property is distributed, reduced by any indebtedness either assumed by such Economic Member or Special Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Notices” has the meaning given such term in Section 9.02.

“NYSE” has the meaning given such term in Section 4.10(b).

“Original Filing Date” has the meaning given such term in the Recitals.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated as of August 5, 2008, as amended, modified, supplemented or restated from time to time, or any successor agreement.

“Peabody” means Peabody Energy Corporation and its successors.

“Peabody Designee” means an individual nominated by Peabody to serve as a Director in accordance with Section 4.02.

“Person” means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, governmental agency or any political subdivision thereof, or any other entity.

“Proper Officer” or “Proper Officers” means those officers authorized by the Board to act on behalf of the Company.

“Purchase Agreement” has the meaning given such term in the Recitals.

“PVG” has the meaning given such term in the introductory paragraph above the Recitals.

 “Qualifying Assets” means assets that generate “qualifying income” within the meaning of Section 7704(d) of the Code.

“Redemption Notice” has the meaning given such term in Section 3.04(h).

“Redemption Price” has the meaning given such term in Section 3.04(h).

“Special Member” has the meaning given such term in the introductory paragraph above the Recitals.

“Special Member Account” means a bank account of the Company held solely on behalf of the Special Member.

“Special Member’s Percentage Increase Event” means the consummation, during the term of the Leases, of any sale or other transfer by the Special Member or its Affiliates to the MLP or its subsidiaries of Coal Assets pursuant to definitive agreements entered into by the Special Member or its Affiliates and the MLP or its subsidiaries in connection therewith.

“Special Member’s Percentage Interest” is initially zero and shall be increased, if at all, as provided by Section 3.04.

“Subordinated Units” has the meaning given such term in the Partnership Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.06(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.06 as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.06(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.06).

(b)           Other terms defined herein have the meanings so given them.

Section 1.02        Construction.

Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II
ORGANIZATION

Section 2.01        Formation.

Holding formed the Company as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.  On the Effective Date, the Members hereby continue the Company without dissolution.

Section 2.02        Name.

The name of the Company is “Penn Virginia Resource GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law and as the Board may select.

Section 2.03        Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The principal place of business of the Company shall be located at 6907 Duff-Patt Road, Duffield, Virginia 24244.  The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

Section 2.04        Purposes.

(a)           The Company may carry on any lawful business or activity permitted by the Act.  The Company shall be authorized to engage in any and all other activities, whether or not related to the foregoing, which in the judgment of the Board may be beneficial or desirable.

(b)           Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary, appropriate, desirable or convenient by the Board to further the Company’s purposes and carry on its business, including, without limitation, the following:

(i)           acting as the general partner of the MLP;

(ii)          entering into any kind of activity and performing contracts of any kind necessary, appropriate, desirable or convenient for the accomplishment of its business (including the business of the MLP);

(iii)         acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary, appropriate, desirable or convenient for the accomplishment of its business;

(iv)        subject to the terms of the Credit Agreement, borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company;

(v)         entering into any such instruments and agreements as the Board may deem necessary, appropriate, desirable or convenient for the ownership, management, operation, leasing and sale of the Company’s property; and

(vi)        negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company, or for the refinancing of any loan or payment obtained by the Company.

The Members hereby specifically consent to and approve the execution and delivery by the Proper Officers on behalf of the Company of all loan agreements, guarantees, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Company, the MLP or Penn Virginia Operating Co., LLC and ancillary documents contemplated thereby.

Section 2.05        Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Proper Officers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and, if applicable, terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or in which it has ceased to conduct business.

Section 2.06        Term.

The period of existence of the Company commenced on the Original Filing Date and shall continue for a perpetual duration unless and until such time as a certificate of cancellation is filed with the Secretary of State of Delaware following dissolution of the Company in accordance with Section 8.01.

ARTICLE III
OWNERSHIP INTEREST

Section 3.01        Interest.

(a)           On July 9, 2001, Holding formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Delaware Certificate with the Secretary of State of the State of Delaware.  Holding’s initial capital investment in the Company was $1,000.  On September 14, 2001, pursuant to the Contribution Agreement, Holding contributed all of the Membership Interests of the Company to Resource Holdings which, in turn, contributed all of the Membership Interests of the Company to PVR GP Corp., which Membership Interests were subsequently purchased by PVG.  Following such transfer of the Membership Interests to PVG, PVG became the owner of the entire equity interest of the Company and, at such time, the Membership Interest held by PVG was the only outstanding Membership Interest of the Company.  Peabody was admitted to the Company as the Special Member prior to the date hereof.  As of the Effective Date (i) the Membership Interest previously held by PVG is automatically converted into the Class A Interest, the Class B Interest and the Economic Interest, and (ii) the Membership Interests in the Company are comprised of the Class A Interest, the Class B Interest, the Economic Interest and the Special Member's Percentage Interest (which, on the Effective Date, is zero).  Simultaneously with the conversion of PVG's Membership Interest into the Class A Interest, the Class B Interest and the Economic Interest, PVG hereby assigns the Class A Interest to the MLP and the MLP is admitted as the Class A Member upon its execution of a counterpart signature page agreeing to be bound by this Agreement.

(b)           At the Effective Time, the members of the Company are (i) PVG, holding the Class B Interest and the Economic Interest, (ii) the MLP, holding the Class A Interest, and (iii) the Special Member.

Section 3.02        Voting.

(a)           Except as provided in Section 4.02, to the fullest extent permitted by law, the Class A Member and the Class B Member shall not be entitled to consent or vote with respect to any matter relating to the Company, including, without limitation, matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.  If, notwithstanding the foregoing, the Class A Member or the Class B Member is required by law to vote or consent with respect to any matter relating to the Company (other than with respect to the matters set forth in Section 4.02), the Class A Member and the Class B Member hereby irrevocably authorize the Class A Directors and the Class B Directors, as applicable, to vote with respect to such matter and the Class A Member and the Class B Member each irrevocably direct that its vote be cast in the same manner as a majority of the Class A Directors or a majority of the Class B Directors, as applicable, vote with respect to the matter.

(b)           The Economic Member shall have no voting rights with respect to any matter relating to the Company, except as required by law.  The Special Member shall have no voting rights with respect to any matter relating to the Company, except as required by law or pursuant to Section 9.04.

Section 3.03        Distributions.

(a)           Distributions by the Company of any MLP Proceeds shall be made to the Economic Member promptly upon receipt by the Company, unless the Board, in good faith, determines (i) that making such distribution would violate applicable law or any agreement to which the Company is a party, or (ii) that it is necessary or advisable for the Company to reserve any or all of the MLP Proceeds to pay expenses.

(b)           Distributions by the Company of any IDR Proceeds shall be made to the Economic Member and the Special Member, pro rata, based on their respective IDR Percentage Interests existing at the time of the Company’s receipt of such IDR Proceeds.  The Company shall cause the MLP to distribute the Special Member’s pro rata share of IDR Proceeds directly to the Special Member Account.

(c)           Any distribution that is made by the Company shall be deemed to be a distribution of IDR Proceeds that is divided among the Economic Member and the Special Member as provided in Section 3.03(b) until the distributions that have been made and divided pursuant to such Section 3.03(b) are equal in the aggregate to the amount of IDR Proceeds that the Company has theretofore received.

Section 3.04       Establishment of Special Member’s Percentage Interest.

(a)           The Managing Member previously designated and created a Membership Interest designated as the “Special Member’s Percentage Interest” and held by the Special Member.

(b)           (i) Upon each Special Member’s Percentage Increase Event, the Special Member’s Percentage Interest shall increase by one percent for each $10 million in Coal Assets sold or otherwise transferred to the MLP or its subsidiaries in connection with such Special Member’s Percentage Increase Event, it being understood and agreed that such increase in the Special Member’s Percentage Interest shall be the sole and exclusive consideration for each $10 million of such Coal Assets except to the extent set forth in the definitive agreements providing for the sale of such Coal Assets.  The value of the Coal Assets shall be determined by agreement of the Special Member and the Board and set forth in the definitive agreements providing for the sale of such Coal Assets; provided, however, that nothing herein shall give rise to any obligation whatsoever of any party hereto or any of their Affiliates to negotiate or enter into such definitive agreements or consummate such sale or disposition.  The Special Member’s Percentage Interest will be evidenced by certificates issued by the Company.  The Company shall increase Special Member’s Percentage Interest by a fraction of one percent to the extent that the agreed value of the Coal Assets exceeds a multiple of $10 million (for the avoidance of doubt, zero shall be deemed to be a multiple of $10 million for purposes of calculating such fraction), and the fraction shall be the excess over such multiple of $10 million (or zero) divided by $10 million.  Nothing herein shall prohibit the Company from increasing the Special Member’s Percentage Interest in consideration for a de minimis amount of assets that are not Qualifying Assets purchased in connection with Coal Assets.

(ii) It is anticipated that, during the term of the Leases, the Special Member may identify to the MLP opportunities to purchase Coal Assets that are owned by a third party that the MLP is not otherwise considering, and that the Company, in its capacity as the general partner of the MLP, will consider the acquisition of such Coal Assets.  To the extent the MLP acquires such Coal Assets, the Company will, to the extent, if any, that the Company and the Special Member so agree, increase the Special Member’s Percentage Interest in consideration of the Special Member identifying such opportunities to the MLP. The determination of whether to acquire such Coal Assets will be made by the Company in the sole discretion of the Board.

(c)           Notwithstanding anything to the contrary, in no event shall the Special Member’s Percentage Interest exceed 40 percent.

(d)           The Special Member shall not sell, assign, transfer, convey, pledge, hypothecate, encumber or otherwise dispose of (collectively, a “Transfer”) its Special Member’s Percentage Interest without the prior written consent of the Board; provided, however, that the Special Member shall be entitled, upon prior written notice to the Board, to Transfer some or all of its Special Member’s Percentage Interest to (i) an Affiliate of the Special Member, (ii) to a financial institution in connection with the pledge of such Special Member’s Percentage Interest or (iii) any party in the event that the Company or its Affiliates do not exercise their redemption rights under Section 3.04(h) within 30 days of the happening of an event specified in (i) or (ii) under Section 3.04(h) that gives rise to such redemption right; provided that such transferee agrees to be bound by all of the terms and conditions of this Agreement.

(e)           Except as provided in Section 9.04, the Special Member’s Percentage Interest shall not entitle the Special Member or any other Person to vote on any matters with respect to the Company or otherwise.

(f)           The Board shall, from time to time, update Exhibit A hereto to reflect any increase in the Special Member’s Percentage Interest upon a Special Member’s Percentage Increase Event and the applicable IDR Percentage Interest of each Economic Member upon each such increase.  The Board shall provide any such updated versions of Exhibit A to the Special Member promptly upon such updates.

(g)           Upon each Special Member’s Percentage Increase Event, as a condition to each increase in the Special Member’s Percentage Interest in connection therewith, the Special Member shall execute and deliver to the Company and the Board an Acknowledgement Agreement in the form of Exhibit B hereto.

(h)           The Special Member’s Percentage Interest may be redeemed by the Company or its Affiliates, in whole but not in part, at the option of the Company, at a redemption price equal to the Fair Market Value of the Special Member’s Percentage Interest (the “Redemption Price”) payable in immediately available funds to an account designated by the Special Member, if either:  (i) the Special Member or any of its Affiliates delivers an Acceptance Notice to the MLP or otherwise exercises its rights pursuant to Section 9.1 of the Purchase Agreement; or (ii) there is a Change of Control with respect to the Special Member.  The Company shall exercise its redemption option by delivering to the Special Member a written notice (the “Redemption Notice”), in the case of (i) within ten Days after the MLP’s receipt of the Acceptance Notice, and, in the case of (ii) within twenty days of the Change of Control of the Special Member, in each case specifying the Company’s election to redeem the Special Member’s Percentage Interest.  If the Company exercises its redemption option hereunder, the closing of the transaction shall take place, in the case of (i) contemporaneously with, and shall be conditioned upon, the closing of the transaction contemplated by Section 9.1 of the Purchase Agreement unless extended for the determination of Fair Market Value and in such case, five days after the determination, and, in the case of (ii) within five (5) days after the determination of Fair Market Value unless extended because of the need to obtain necessary consents or approvals which the appropriate party is using commercially reasonable efforts to obtain.  If the Company exercises its redemption option hereunder, the Company and the Special Member shall cooperate in good faith and enter into appropriate agreements, make (or cause to be made) appropriate deliveries and obtain (or cause to be obtained) any necessary consents or approvals, in each case to effect the redemption of the Special Member’s Percentage Interest.

(i)           Notwithstanding anything to the contrary, the provisions of this Article III with respect to the Special Member’s Percentage Interest shall terminate and the Special Member shall cease to have any rights under Article III, in each case automatically and without any action by any of the parties hereto upon the earlier to occur of:  (i) the actual purchase of the Special Member’s Percentage Interest by the Company or its Affiliates upon a redemption pursuant to this Section 3.04 and (ii) if at any time subsequent to the term of the Leases, the Special Member’s Percentage Interest is zero or not outstanding.  Upon such termination, the Board shall be entitled to amend or restate this Agreement to make such changes as it deems appropriate to reflect such event.

(j)           Nothing in this Agreement requires the Special Member to make a capital contribution to the Company.

Section 3.05       Allocations.

(a)           Company gross income or gain for the taxable period, if any, shall be allocated 100% to the Special Member until the aggregate amount of such items allocated to the Special Member pursuant to this Section 3.05(a) for the current taxable year and all previous taxable years is equal to the cumulative amount of all distributions of IDR Proceeds made to the Special Member from the effective date of the Fourth A&R LLC Agreement to a date 45 days after the end of the current taxable year.

(b)           All other items of income, gain, loss and deduction shall be allocated 100% to the Economic Member.

Section 3.06       Capital Accounts.

(a)           The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of cash and the Net Agreed Value of other property contributed by such Member to the Company pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) allocated to such Member pursuant to Section 3.05, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss allocated to such Member pursuant to Section 3.05.

(b)           For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated and reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)           Solely for purposes of this Section 3.06, the Company shall be treated as owning directly its proportionate share (as determined by the Board based upon the provisions of the Partnership Agreement) of all property owned by the MLP.

(ii)           Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii)           Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv)           In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.06(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board may adopt.

(c)           A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(d)           (i)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 3.05 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Board using such reasonable method of valuation as it may adopt; provided, however, that the Board, in arriving at such valuation, must take fully into account the fair market value of the Membership Interests of all Members at such time. The Board shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 3.05 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall be determined and allocated in the same manner as that provided in Section 3.06(d)(i).

Section 3.07       Restriction on Transfer of Incentive Distribution Rights

The Company shall not Transfer the Incentive Distribution Rights to any party unless the Company agrees to proportionately adjust the amount of Special Member’s Percentage Interest to be issued under Section 3.04(b) upon a Special Member’s Percentage Increase Event.

ARTICLE IV
MANAGEMENT

Section 4.01       Management by Board of Directors and Executive Officers.

(a)           The business and affairs of the Company shall be fully vested in, and managed by, the Board, subject to the executive officers elected pursuant to Article V hereof.  The authority of the Board pursuant to the preceding sentence shall include, without limitation, the authority to approve matters relating to any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.  The Directors and executive officers shall collectively constitute “managers” of the Company within the meaning of the Act.  Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.  The executive officers shall be vested with such powers and duties as are set forth in Article V hereof and as are specified by the Board.  Accordingly, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the executive officers who shall be agents of the Company.  The authority to increase the Special Member’s Percentage Interest is vested solely in the Board.

(b)           In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or Applicable Law.

(c)           Notwithstanding any other provision of this Agreement, the Company, and the Board on behalf of the Company, shall not amend the Partnership Agreement without the consent of (i) a majority of the Class A Directors and (ii) a majority of the Class B Directors.

Section 4.02    Number; Qualification; Tenure; Peabody Designee.

(a)           The number of Directors constituting the Board shall be six; provided, however, that if at any time, pursuant to Section 4.02(d), the Board shall contain the Peabody Designee, then the number of Directors constituting the Board shall be seven.  Subject to Sections 4.02(b), (c) and (d), any vacancy on the Board may only be filled by a person nominated for election by a majority of the Directors then in office.

(b)           (i)           The Class A Member shall be entitled to elect three Directors to the Board, provided that such Directors are Independent Directors (the “Class A Directors”).  The Board hereby delegates its authority to nominate Class A Directors (whether to fill a vacancy or otherwise) to the Persons given nomination rights in Section 13.4(b) of the Partnership Agreement. The Members and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Partnership Agreement as if such section were set forth in full herein and hereby delegate to the Limited Partners the right to elect the Class A Directors at an annual meeting of the Limited Partners to be held by the Company in accordance with Section 13.4(b) of the Partnership Agreement.  Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Members with respect to the Company.  A Director need not be a Member or a Limited Partner.

(ii)          The Limited Partners shall not, as a result of exercising the rights granted under Section 13.4(b) of the Partnership Agreement, be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Class A Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)         The Members, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 4.02(b).

(iv)         The Board, by adoption of a resolution that is approved by the Board (including a majority of the Class A Directors) and without the consent of any other Person, shall have the authority to provide for staggered elections of the Class A Directors in the manner set forth in Section 13.4(b)(v) of the Partnership Agreement.

(v)          Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by law, each Class A Director shall owe no fiduciary duties to the Class B Member or the Economic Member.

(c)           The Class B Member shall be entitled to elect three Directors to the Board (the “Class B Directors”).  The Board hereby delegates its authority to nominate Class B Directors (whether to fill a vacancy or otherwise) to the Class B Directors (or, if there are no Class B Directors, to the Class B Member).  Each Class B Director shall hold office until such Class B Director’s successor shall have been duly elected and qualified, or until such Class B Director’s earlier death, resignation or removal.  The Class B Member shall have the right to remove any Class B Director (with or without cause).  If at any time there are less than three Class B Directors on the Board, any such vacancy may be filled only by a person nominated in accordance with the second sentence of this clause (c) and thereafter elected by the Class B Member.  Immediately prior to the effectiveness of this Agreement, Edward B. Cloues, II, Marsha R. Perelman and William H. Shea, Jr. were Directors and upon the effectiveness of this Agreement, Edward B. Cloues, II, Marsha R. Perelman and William H. Shea, Jr. shall each serve as a Class B Director.

(d)           For so long as Peabody and its Affiliates together own any combination of Class B Common Units, on an as-converted basis, and Common Units representing in the aggregate at least 5% of the number of outstanding Common Units, then Peabody shall be entitled to have one Peabody Designee serve on the Board; provided, however, that for so long as such condition above is satisfied and the number of Directors constituting the Board is equal to or greater than eleven, then Peabody shall be entitled to have appointed to the Board an aggregate number of Peabody Designees equal to the product obtained by multiplying (X) one-sixth by (Y) the total number of Directors constituting the Board (such product to be rounded up or down, as appropriate, to the nearest whole number and rounded up for 0.50).  Any vacancy with respect to a Peabody Designee will be filled solely by Peabody.

(e)           For so long as Peabody is entitled to a designee on the Board pursuant to this Agreement, Peabody, in its sole discretion, upon written notice to the Board shall be entitled to convert such right into the right to one observer’s seat on the Board, provided, that the person serving in such capacity enters into a confidentiality agreement with the Company.  Once converted to an observer’s right, Peabody shall in no event be entitled to a designee to serve on the Board.

Section 4.03   Regular Meetings.

The Board shall meet at least quarterly.  The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 4.04   Special Meetings.

A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any two Directors.

Section 4.05   Notice.

Written notice of all regular meetings of the Board must be given to all Directors at least 10 Days prior to the regular meeting of the Board and two Business Days prior to any special meeting of the Board.  All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.  A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 4.06   Action by Consent of Board or Committee of Board.

Except as otherwise required by Applicable Law or as otherwise specified in this Agreement, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum, as described in Section 4.08 or 4.10, as applicable, is present.  To the extent permitted by Applicable Law, the Directors may act without a meeting so long as a majority of the Directors on the Board or committee of the Board (or such other number of Directors or class of Directors as is required for such action under this Agreement) shall have executed a written consent with respect to any Director or committee of the Board action, as applicable, taken in lieu of a meeting.  With respect to any matter requiring approval of the Board (but not any matter requiring approval of only a specific class of Directors), in the event of a tie vote, the Board hereby delegates to Penn Virginia Corporation the authority to break the tie vote; provided, however, Penn Virginia Corporation shall not have such tie breaking authority at any time (i) there is a Peabody Designee serving on the Board, or (ii) after either a majority of the Class A Directors or a majority of the Class B Directors have provided ten (10) days prior written notice of their election to terminate Penn Virginia Corporation's tie breaking authority.

Section 4.07   Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 4.08   Quorum.

A majority of Directors or class of Directors, as applicable, present in person or participating in accordance with Section 4.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.  Except as otherwise required by Applicable Law or as otherwise specified in this Agreement, any act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.  The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 4.09   Intentionally Omitted.

Section 4.10  Committees.

(a)           The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.

(b)           The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors (the “Audit Committee”).  The Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the “NYSE”), as amended from time to time.  “Independent Director” shall mean Directors meeting the independence and experience requirements as set forth most recently by the NYSE and the Commission.

(c)           The Board shall have a conflicts committee comprised of three Directors, all of whom shall be Independent Directors (the “Conflicts Committee”).  The Conflicts Committee shall review transactions between the MLP and Penn Virginia Corporation or any of its Affiliates, and any other transactions involving the MLP or its Affiliates that the Board believes may involve conflicts of interest.  Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the MLP, and not a breach by the Company of any fiduciary or other duties owed to the MLP by the Company.

(d)           The Board shall have a compensation committee comprised of the Directors serving on the Conflicts Committee (the “Compensation Committee”).  The Compensation Committee shall be charged with setting compensation for officers of the Company and the MLP, as well as administering any Incentive Plans put in place by the Company.

(e)           A majority of any committee, present in person or participating in accordance with Section 4.07, shall constitute a quorum for the transaction of business of such committee.

(f)           A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 4.05.  The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 4.11   Removal of Peabody Designee.

The Peabody Designee(s) may be removed, with or without Cause, by Peabody and may be removed with Cause by the Board.

ARTICLE V
OFFICERS

Section 5.01   Elected Officers.

The executive officers of the Company shall serve at the pleasure of the Board; provided, however, the Chief Executive Officer and the Chief Financial Officer shall be elected by a majority of the Class B Directors, subject to the prior consent of a majority of the Class A Directors (such consent not to be unreasonably withheld or delayed).  The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Controller, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.  The Chairman of the Board shall be chosen from among the Directors other than the Peabody Designee.  All other officers may, in the discretion of the Board, be chosen from among the Directors other than the Peabody Designee.  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V, and such other authority and duties as may be delegated to each of them, respectively, by the Board from time to time.  The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Controllers) as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 5.02   Election and Term of Office.

The names and titles of the officers of the Company as of the Effective Date are set forth on Exhibit C hereto.  Thereafter, the officers of the Company shall be elected annually at the regular annual meeting of the Board.  Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 5.10.

Section 5.03   Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Board.  The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

Section 5.04   Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.  The Chief Executive Officer may sign, with the Secretary, an Assistant Secretary or any other Proper Officer of the Company thereunto duly authorized by the Board, any deeds, mortgages, bonds, contracts or other instruments which the Board has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

Section 5.05   President; Chief Operating Officer.

The President shall act as Chief Operating Officer and assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs.  The President, if he is also a Director, shall, in the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer.

Section 5.06   Chief Financial Officer.

The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof relating to financial reporting are carried into effect.

Section 5.07   Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board.

Section 5.08   Controller.

(a)           The Controller shall exercise general supervision over the receipt, custody and disbursement of corporate funds.  The Controller shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board.  The Controller shall, in general, perform all duties incident to the office of the Controller and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b)           Each Assistant Controller shall have such of the authority and perform such of the duties of the Controller as may be provided in this Agreement or assigned to him or her by the Board or the Controller.  Assistant Controllers shall assist the Controller in the performance of the duties assigned to the Controller, and in assisting the Controller, each Assistant Controller shall for such purpose have the powers of the Controller.  During the Controller’s absence or inability, the Controller’s authority and duties shall be possessed by such Assistant Controller or Assistant Controllers as the Board may designate.

Section 5.09   Secretary.

(a)           The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and committees of the Board.  The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b)           Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary.  Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary.  During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 5.10   Removal.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby.  Subject to first obtaining the prior consent of a majority of the Class A Directors (such consent not to be unreasonably withheld or delayed), the Chief Executive Officer and Chief Financial Officer may be removed by the affirmative vote of a majority of the Class B Directors whenever, in their judgment, the best interests of the Company would be served thereby.  No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 5.11   Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board; provided, however, a vacancy in the offices of Chief Executive Officer or Chief Financial Officer may only be filled by approval of a majority of the Class B Directors for the unexpired portion of the term, with such replacement officer being subject to the prior approval of a majority of the Class A Directors (such approval not to be unreasonably withheld or delayed).

ARTICLE VI
INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS

Section 6.01   Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, however, no indemnification pursuant to this Article VI shall be available to Peabody or its Affiliates with respect to their obligations incurred pursuant to the Purchase Agreement or the other agreements and transactions contemplated thereby.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.01 shall be made only out of the assets of the Company.

(b)           To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.01.

(c)           The indemnification provided by this Section 6.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 6.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.01(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)           The provisions of this Section 6.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h)           No amendment, modification or repeal of this Section 6.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.02   Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)           To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company, the Members or any other Persons who have acquired membership interests in the Company for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(c)           Any amendment, modification or repeal of this Section 6.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability under this Section 6.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 7.01   Maintenance of Books.

(a)           The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b)           The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Company’s Certified Public Accountants at the end of each calendar year.

Section 7.02   Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Members:

(a)           Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year, together with a report thereon of the Certified Public Accountants; and

(b)           Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of such Member’s income tax return with respect to such year.

Section 7.03   Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board.  All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.  When, if at all, the Special Member’s Percentage Interest is first increased to an amount greater than zero as provided by this Agreement, the Board shall cause the Company to open and maintain the Special Member Account.

ARTICLE VIII
DISSOLUTION AND TERMINATION

Section 8.01   Dissolution.

(a)           The Company shall be of perpetual duration; provided, however, that the Company may be dissolved upon:

(i)           The direction of the Board to dissolve the Company; or

(ii)           A decree of dissolution being entered with respect to the Company by a court of competent jurisdiction; or

(iii)           A merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

(b)           No other event shall cause a dissolution of the Company.

Section 8.02   Effect of Dissolution.

Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Board shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company.  In connection with such winding up, the Board shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.03, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 8.03   Application of Proceeds.

Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a)           To the payment of debts and liabilities of the Company (including to the Members to the extent otherwise permitted by law) and the expenses of liquidation.

(b)           Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company; provided, however,  that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c)           The remainder to the Economic Member, except for any cash or property that constitutes IDR Proceeds which shall be distributed in accordance with Section 3.03(b).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01   Offset.

Whenever the Company is to pay any sum to a Member, any amounts the Member owes the Company may be deducted from that sum before payment.

Section 9.02   Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Penn Virginia Resource GP, LLC
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn:    General Counsel
Telephone:	(610) 687-8900
Fax:	(610) 687-3688

To the MLP:

Penn Virginia Resource Partners, L.P.
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn:    General Counsel
Telephone:	(610) 687-8900
Fax:	(610) 687-3688

To PVG:

Penn Virginia GP Holdings, L.P.
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn:    General Counsel
Telephone:	(610) 687-8900
Fax:	(610) 687-3688

To the Special Member:

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63102
Attn:  Jeffery L. Klinger
Fax:  (314) 342-3419

Section 9.03   Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written.

Section 9.04   Amendment or Restatement.

This Agreement and the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Board; provided, however, that the Board shall not amend or restate this Agreement (A) without the prior written consent of the Special Member (in the case of clause (i) or (iii) below) or Peabody (in the case of clause (ii) below) if such amendment or restatement (i) relates to the redemption of the Special Member’s Percentage Interest pursuant to Section 3.04 or would have an adverse effect on the distribution of IDR Proceeds with respect to the Special Member’s Percentage Interest, or on the allocation of income, gain, loss or deduction pursuant to Section 3.05, (ii) would adversely affect Peabody’s rights with respect to the Peabody Designee(s) under Article IV, or (iii) decrease the Special Member’s rights to indemnification as compared to the Managing Member's right to indemnification or increase the obligations of the Special Member hereunder, (B) without the consent of a majority of the Class A Directors if such amendment would have an adverse effect on the rights of the Class A Member under this Agreement, or (C) without the consent of a majority of the Class B Directors if such amendment would have an adverse effect on the rights of the Class B Member or the Economic Member under this Agreement.  Notwithstanding the foregoing except for (A)(i), (ii) and (iii) above, if necessary to eliminate the breach of any agreement, which breach could reasonably be expected to materially adversely affect the Class B Member, or to permit the Class B Member to comply with any applicable law, including, without limitation, to prevent the Class B Member from being treated as an "investment company" under the Investment Company Act of 1940 (as amended from time to time), in any case as determined in good faith by the Class B Directors, this Agreement may be amended by a majority of the Class B Directors, without the consent of any other Member or Person, to the extent that a majority of the Class B Directors determine in good faith that such amendment is necessary to eliminate the breach of any agreement, which breach could reasonably be expected to materially adversely affect the Class B Member, or to permit the Class B Member to comply with any applicable law, including, without limitation, to prevent the Class B Member from being treated as an "investment company" under the Investment Company Act of 1940 (as amended from time to time), and such amendments may, to the extent necessary, provide the Class B Member with additional control or voting rights with respect to the Company.

Section 9.05   Binding Effect.

This Agreement is binding on and shall inure to the benefit of each Member and its respective successors and permitted assigns.

Section 9.06   Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.  If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 9.07   Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 9.08  Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 9.09   Jurisdiction.

Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware.  Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

[SIGNATURE PAGE FOLLOWS]

32

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:
Name:
Title:

PENN VIRGINIA GP HOLDINGS, L.P.

By:
Name:
Title:

EXHIBIT A

IDR PERCENTAGE INTERESTS

Date	Special Member’s IDR Percentage Interest	Economic Member’s IDR Percentage Interest

Effective Date	0	100

A-1

EXHIBIT B

ACKNOWLEDGEMENT AGREEMENT

[Letterhead of Special Member]

[Date]

Penn Virginia Resource GP, LLC
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn:        General Counsel

Board of Directors
c/o Penn Virginia Resource GP, LLC
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn:       General Counsel

Re:      Increase of Special Member’s Percentage Interest

To Whom It May Concern:

Reference is made to that certain Fifth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Penn Virginia Resource GP, LLC, a Delaware limited liability company (the “Company”), dated as of the __ day of March 2010, between Penn Virginia GP Holdings, L.P., a Delaware limited partnership, Penn Virginia Resource Partners, L.P., a Delaware limited partnership, and Peabody Energy Corporation, a Delaware corporation and the special member of the Company (the “Special Member”).  Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement.  This letter is being delivered to you pursuant to Section 3.04(g) of the LLC Agreement.

Reference is further made to that certain [TITLE OF AGREEMENT] (the “Purchase Agreement”) dated as of [DATE], between [PARTIES], pursuant to which the Special Member and/or its Affiliates agreed to sell to the MLP and/or its subsidiaries, and the MLP and/or its subsidiaries agreed to purchase, $_____ million of Coal Assets, which transaction was consummated on [DATE].

Accordingly, pursuant to the LLC Agreement, the undersigned hereby requests the Company to issue to and in the name of the undersigned a certificate representing the undersigned’s Special Member’s Percentage Interest of _____%, which certificate shall supersede and replace any prior such certificate(s) that may have been issued pursuant to the LLC Agreement.

In connection herewith, the undersigned represents, acknowledges and agrees that:

B-1

(1)           it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(2)           it is acquiring the Special Member’s Percentage Interest for its own account for investment, and not with a view to any distribution or resale, thereof in violation of the Securities Act or any other applicable domestic or foreign securities law;

(3)           it is a Member of the Company, has reviewed a copy of the LLC Agreement, has access to the Public Documents and has had an opportunity to ask questions of and receive answers from the Company, the Board or a person acting on behalf of the Company concerning the Special Member’s Percentage Interest and the Company;

(4)           based in part upon its representations contained herein and in reliance upon applicable exemptions, no Special Member’s Percentage Interest has been or will be registered under the Securities Act or any other Applicable Laws of any other domestic or foreign jurisdiction;

(5)           the Special Member’s Percentage Interest is subject to transfer restrictions pursuant to the LLC Agreement;

(6)           the Special Member’s Percentage Interest is subject the Company’s redemption option pursuant to the LLC Agreement; and

(7)           the certificate or certificates representing the Special Member’s Percentage Interest shall contain appropriate legends to reflect the matters described in paragraphs (4), (5) and (6) above.

Very truly yours,

[Peabody Energy Corporation]

By:
Name:
Title:

B-2

EXHIBIT C

OFFICERS

A. James Dearlove	Chairman

William H. Shea, Jr.	Chief Executive Officer

Keith D. Horton	Co-President and Chief Operating Officer – Coal

Ronald K. Page	Co-President and Chief Operating Officer – Midstream

Frank A. Pici	Vice President and Chief Financial Officer

Nancy M. Snyder	Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary

Dana G Wright	Vice President, Business Planning

Forest W. McNair	Vice President and Controller

Steven A. Hartman	Vice President and Treasurer

Patrick J. Udovich	Vice President, Human Resources

James F. Modzelewski	Vice President and Assistant General Counsel

James W. Dean	Vice President, Investor Relations

Jean M. Whitehead	Secretary

Suzanne J. Feldman	Assistant Treasurer

C-1